Exhibit 10.1
LEASE AND OPTION TO PURCHASE
THIS LEASE AND OPTION TO PURCHASE (“Lease”) is entered into as of this 10th day of August, 2022 (the “Effective Date”), by and between PINAL COUNTY, an Arizona political subdivision (“Landlord”), and LUCID USA, INC., a Delaware corporation (“Tenant,” Landlord and Tenant are sometimes referred to collectively as “Parties” and individually as a “Party”).
RECITALS
A.This Lease is entered into pursuant to that certain Development Agreement dated as of the Effective Date (the “Development Agreement”), among Landlord, the City of Casa Grande (“Casa Grande”) and Tenant to facilitate the development of the Project as defined in and more particularly described in the Development Agreement. This Lease is made in accordance with and subject to the provisions of the Development Agreement.
B.As contemplated in the Development Agreement, Landlord intends to acquire fee title to the parcels of land more particularly described in Exhibit A attached hereto, together with any structures or improvements presently situated thereon or to be constructed thereon (the “Initial Premises”).
C.This Lease (i) is for at least ninety percent (90%) of, but not more than, the appraised rental valuation of the Premises as determined by an appraisal dated June 15, 2022, and prepared by J. Douglas Estes, MAI, SR/WA (Land Pro Valuation), an experienced appraiser appointed pursuant to A.R.S. §11-256(B); and (ii) is for a term expiring less than four (4) years from the Commencement Date, and accordingly is exempt from the notice and auction requirements of A.R.S. §11-256(C) and (D) pursuant to A.R.S. §11-256(E).
D.The development of the Project and the fulfillment of this Lease will result in significant direct and indirect benefits accruing to Landlord and the general public. The Parties intend to promote economic development, by providing for the rental and development of the Premises, such that the Pinal County Board of Supervisors has found and determined that this Lease will assist in the creation or retention of jobs and otherwise improve or enhance the economic welfare of the inhabitants of Pinal County.
AGREEMENT
IN CONSIDERATION of the foregoing recitals and representations and the mutual covenants and conditions in this Lease, the Parties agree as follows:
SECTION 1. LEASE OF THE SITE
1.1Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, upon and in consideration of the terms and conditions contained herein, the Initial Premises, subject, however, to the covenants, restrictions, easements, agreements, and reservations of record set forth on Exhibit C and such other covenants, restrictions, easements, agreements, and reservations of record as may be expressly permitted pursuant to Sections 1.2 or 7.5 or otherwise consented to in writing by Tenant, in its sole discretion (collectively, the “Permitted Encumbrances”).
1.2Modification of Premises. The Parties acknowledge that the Development Agreement contemplates portions of the Premises may be dedicated for public use or made subject to Permitted Encumbrances. The “Premises” shall be deemed to refer to the Initial

Premises, as may be modified pursuant to the Development Agreement, together with any structures or improvements presently situated thereon, subject to Section 5.1.
1.3Term. The term of this Lease (“Term”) shall commence on the date Landlord acquires the Initial Premises (“Commencement Date”) and shall expire at 11:59 p.m. on the day immediately prior to the fourth (4th) anniversary of the Commencement Date, unless this Lease is sooner terminated as hereinafter provided. If the Commencement Date has not occurred on or before the date that is ninety (90) days after the Effective Date, either of Landlord or Tenant may terminate this Lease by written notice to the other delivered prior to Landlord’s acquisition of the Initial Premises.
SECTION 2. DEFINITIONS
1.4Definitions. For the purposes of this Lease, the following words shall have the definition and meaning hereafter set forth:
“Additional Payments”: As defined in Section 3.4.
“Affiliate”: As applied to any person or entity: (a) any person or entity directly or indirectly controlling, controlled by, or under common control with, such person or entity; or (b) any person or entity owning or controlling fifty-one percent (51%) or more of the outstanding voting securities or interests of such person or entity; (c) any person or entity resulting from a merger or consolidation with such person or entity.
“Applicable Laws”: All statutes, codes, laws, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all federal, state, county, municipal, and other governments, departments, commissions, boards, courts, authorities, officials and officers, ordinary or extraordinary, which may be applicable to the Premises or any part thereof, or any of the streets, alleys, passageways, sidewalks, curbs or gutters adjoining the Premises or any part thereof, or any use, manner of use or conditions of the Premises or any part thereof.
“Bond Retirement Amount”: As defined in Section 24.3A.
“Bond Servicing Costs”: As defined in Section 24.3A.
“Bonds”: As defined in Section 24.3A.
“Casa Grande”: As defined in Recital A.
“Claims”: As defined in Section 11.1A.
“Closing”: As defined in Section 24.2.
“Commencement Date”: As defined in Section 1.3.
“Condemnation Proceeds”: As defined in Section 13.2.
“Condemnation Purchase Price Credit”: As defined in Section 13.2B.
“Development Agreement”: As defined in Recital A.
“Environmental Law”: Any applicable federal, state, or local law, statute, ordinance, rule, regulation, policy, guidance, order, judgment, or decision of any governmental authority relating to the protection of the environment or to any emission, discharge, generation, processing, storage, use, holding, abatement, existence, Release, threatened or potential Release, or transportation of any Hazardous Substance, including any disclosure or reporting obligation thereof, whether to be disclosed or reported to any governmental authority or whether a report or record is required to be maintained internally, including (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. §300h et seq.; the Clean Water Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Arizona Water Quality Assurance Revolving Fund, A.R.S. §49-281 et seq.; the Arizona Water Quality Control Program, A.R.S. §49-201 et seq.; and the Arizona Underground Storage Tank Law, A.R.S. §49-101 et seq., as amended now and as may be amended in the future; and (b) all other legal requirements pertaining to reporting, licensing, permitting, approving, investigation, or remediation of emissions, discharges, Releases, or threatened or potential Releases of Hazardous Substances into, onto, or beneath the air, surface water, ground water, or land, or relating to the manufacture, processing, distribution, sale, use, treatment, receipt, storage, disposal, transport, or handling of Hazardous Substances.
“Event of Default”: As defined in Section 15.1.
“First Notice”: As defined in Section 15.1A.
“Hazardous Substances”: Any substance that (a) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas, or related materials, (b) requires investigation, removal or remediation or for which there are restrictions, regulations or rules pursuant to any Environmental Law regarding its use, handling or disposal, under any Environmental Law, or is defined, listed, or identified as a “hazardous waste,” “Hazardous Substance,” “contaminant,” “toxic substance,” “toxic material,” “pollutant,” or “hazardous substance,” thereunder, or (c) is toxic, explosive, corrosive, flammable, infectious, radiologically contaminated, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any governmental authority or Environmental Law.
“Impositions”: As defined in Section 3.4.
“Improvements”: Any buildings, streets, curbs, sewers, drainage and flood control structures, sidewalks, hardscape, fences, utilities, landscaping, signs, parking improvements and facilities, fountains, artwork and other structures or improvements of every kind and nature which now, or at any time hereafter, exist upon, above or below the Premises.
“Indemnified Party”: As defined in Section 11.3.
“Indemnifying Party”: As defined in Section 11.3.
“Initial Premises”: As defined in Recital B.
“Landlord”: The Landlord named herein and its permitted successors and assigns.
“Landlord’s Calculation”: As defined in Section 24.3.
“Lease Year”: A twelve (12) month period beginning on the Commencement Date and each successive anniversary thereof. Lease Year 1 shall mean the period commencing on the Commencement Date and expiring at 11:59 p.m. on the day immediately prior to the first (1st)

anniversary of the Commencement Date. Each subsequent twelve (12) month period shall be a Lease Year.
“Monetary Default”: As defined in Section 15.1A.
“Net Rent”: As defined in Section 3.1A.
“Option Notice”: As defined in Section 24.2.
“Option Period”: As defined in Section 24.2.
“Permitted Encumbrances”: As defined in Section 1.1.
“Permitted Mortgage”: The mortgage, pledge or encumbrance of all (but not less than all) of Tenant’s leasehold estate in the Premises and rights under this Lease to secure any obligation of Tenant.
“Permitted Mortgagee”: Any savings bank, bank or trust company, savings and loan association, insurance company, college or university, governmental pension or retirement funds or systems, any pension retirement funds or systems of which any of the foregoing shall be trustee, or other lender providing funds to Tenant for development of the Premises, construction of the Improvements, or refinancing of development funds and secured by a Permitted Mortgage.
“Premises”: As defined in Section 1.2.
“Purchase Option”: As defined in Section 24.1.
“Purchase Price”: As defined in Section 24.3A.
“Purchase Price Prepayment Amount”: As defined in Section 24.3A.
“Rent Shortfall”: As defined in Section 24.3A.
“Second Notice”: As defined in Section 15.2.
“Special Warranty Deed”: As defined in Section 24.3F.
“Sublease”: Any agreement, written or oral, by which Tenant gives any individual or entity any rights of use or occupancy of or any benefit flowing from the Premises or a portion thereof, including a permit, license or concession.
“Tenant”: The Tenant named herein and its permitted successors and assigns.
“Term”: As defined in Section 1.3.
“Work”: As defined in Section 13.2A.
SECTION 3. RENT
1.5Net Rent.
A.Base and Adjustments. Tenant shall pay to Landlord, in such United States of America coin or currency as at the time of payment shall be legal tender for the payment of public and private debts at the addresses specified or furnished pursuant to this Lease, during the

Term of this Lease, a net bi-annual rental payment (“Net Rent”) in the amount of $3,555,000 (i.e., annual Net Rent shall be equal to $7,110,000). Net Rent payments under this Lease shall be due on or before January 20 and July 20 of each year during the Term of this Lease, with the first such payment being due on or before January 20, 2023.
B.Additional to Other Payments. Net Rent shall be in addition to and over and above all of the other payments to be made by Tenant as hereinafter set forth.
1.6Rent Absolutely Net. It is the purpose and intent of the Landlord and Tenant that Net Rent payable hereunder shall be absolutely net to Landlord so that this Lease shall yield to Landlord the Net Rent herein specified each Lease Year during the term of this Lease, free of any charges, assessments, Impositions, or deductions of any kind charged, assessed, or imposed on or against the Premises and without abatement, deduction or set-off by the Tenant, except as hereinafter otherwise specifically provided. Except as expressly set forth in this Lease or the Development Agreement, Landlord shall not be expected or required to pay any such charge, assessment or Imposition or be under any obligation or liability hereunder, and all costs expenses, and obligations of any kind relating to the maintenance and operation of the Premises, including all construction, alterations, repairs, reconstruction, and replacements as hereinafter provided, which may arise or become due during the term hereof shall be paid by Tenant.
1.7Escrow Accounts. Tenant shall deposit in an escrow account with a title insurance company or other neutral third party ("Escrow Agent") an amount equal to: (a) $7,100,000 to cover the debt service payments on the Bonds if Tenant fails to make any Net Rent payments under this Lease (the "Debt Service Escrowed Funds"); and (b) $5,400,000 to be held as security to pay for any Improvements Tenant elects to perform or cause to be performed during the Term of this Lease (the “Improvement Escrowed Funds”). The Debt Service Escrowed Funds and the Improvement Escrowed Funds may collectively be referred to herein as the “Escrowed Funds.” Withdrawal of the Escrowed Funds shall be governed by an escrow agreement between the Tenant and the County in the form attached as Exhibit E (the "Escrow Agreement"). Without limitation, the Escrow Agreement shall provide for the use of the Debt Service Escrowed Funds to make debt service payments if Tenant fails to make any payments under the Lease, and the use of the Improvement Escrowed Funds by Tenant if Tenant causes any Improvements to be performed to the Premises during the Term of this Lease. Additionally, during the last year of this Lease, one-half of the Debt Service Escrowed Funds may be used by Tenant to make the penultimate payment of the Net Rent due under this Lease (the first payment occurring during the last year of this Lease). If Tenant exercises the Purchase Option and acquires the Premises, Tenant shall be entitled to all remaining Escrowed Funds. If there are any remaining Escrowed Funds upon expiration or termination of this Lease without Tenant exercising the Purchase Option, then same shall be released to the County.
1.8Additional Payments. Except as expressly set forth in this Lease or the Development Agreement, Tenant shall pay as “Additional Payments” during the Term hereof, without notice and without abatement, deduction or setoff, before any fine, penalty, interest, or cost may be added thereto, or become due or be imposed by operation of law for the nonpayment thereof, all sums required by Subsections A, B and C of this Section 3.4 and any impositions, costs, expenses and other payments and all taxes (including personal property taxes and taxes on rents, leases or occupancy, if any, and government property improvement lease excise tax), assessments, special assessments, enhanced municipal services district assessments, water and sewer rents, rates and charges, charges for public utilities, excises, levies, licenses, and permit fees, any expenses incurred by Landlord on behalf of Tenant pursuant to the terms of this Lease, including other governmental or quasi-governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which, at any time during the Term hereof may be assessed, levied, confirmed, imposed upon, or grow or become due and payable out of or with respect to, or become a lien on, the Premises or any part thereof, or any appurtenances thereto, any use or occupation of the Premises, or such franchises as may be appurtenant to the use of the Premises (all of which are sometimes herein referred to collectively as “Impositions” and individually as “Imposition”) provided, however, that:
A.if, by law, any Imposition may at the option of the Tenant be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and in such event, shall pay such installments as they become due during the Term hereof before any fine, penalty, further interest or cost may be added thereto; and
B.any Imposition (including Impositions which have been converted into installment payments by Tenant, as referred to in paragraph (A) of this Section) relating to a fiscal period of the taxing authority, a part of which period is included within the Term hereof and a part of which is included in the period of time after the expiration of the Term hereof shall (whether or not such Imposition shall be assessed, levied, confirmed, imposed upon or become a lien upon the Premises, or shall become payable, during the Term hereof) be adjusted between Landlord and Tenant as of the expiration of the Term hereof, so that Tenant shall pay that portion of such Imposition attributable to the tenancy period and Landlord shall pay the remainder thereof.
C.In addition to the foregoing, on a semi-annual basis, concurrently with the payment of Net Rent, Tenant shall pay to Landlord the Purchase Price Prepayment Amount, to the extent applicable. The Purchase Price Prepayment Amount is and shall be included in the meaning of Additional Payments.
1.9Payments. Except as provided in the Development Agreement, Tenant shall pay to Landlord, with and in addition to the annual rental payments, any transaction privilege taxes imposed by any governmental unit on the rentals received by Landlord pursuant to the terms of this Lease. Tenant shall pay all other Impositions directly to the taxing authority or authorities.
1.10Contest. Tenant, if it shall so desire, may contest the validity or amount of any Imposition, in which event, Tenant may defer the payment thereof during the pendency of such contest. Nothing herein contained, however, shall be so construed as to allow such item to remain unpaid for a length of time that permits the Premises or any part thereof, or the lien thereon created by such Imposition to be sold for the nonpayment of the same. If title to the Premises or any part thereof is so impaired or jeopardized by such deferral of payment, Tenant shall deposit with Landlord an amount sufficient to pay such contested item together with applicable interest and penalties, which amount shall be applied to the payment of such item when the amount thereof shall be finally fixed and determined. If the amount so deposited shall exceed the amount of such payment, the excess shall be paid to Tenant or, in case there shall be any deficiency, the amount of such deficiency shall be promptly paid by Tenant to Landlord together with all interest, penalties or other charges accruing thereon.
1.11Imposition Reduction. Tenant may, if it shall so desire, without expense to Landlord, endeavor at any time to obtain a lowering of an Imposition or assessment upon the Premises for the purpose of reducing the amount thereof. Tenant shall be authorized to collect any refund payable as a result of any proceeding Tenant may institute for that purpose and any such refund shall be the property of Tenant to the extent to which it may be based on a payment made by Tenant. Tenant hereby agrees to save Landlord harmless from all costs, expenses, claims, loss or damage by reason of, in connection with, on account of, growing out of, or resulting from, any such action or proceeding.

SECTION 4. INSURANCE
1.12Tenant Obligation to Insure. Tenant shall procure and maintain during the Term, at Tenant’s own cost and expense, or in the case of subtenants either procure and maintain or cause to be procured and maintained, insurance against claims for injuries to persons or damages to property which may arise from or in connection with this Lease by the Tenant, its agents, representatives, employees, contractors or subtenants. The insurance requirements herein are minimum requirements for this Lease and in no way limit the indemnity covenants contained in this Lease. Landlord in no way warrants that the minimum limits contained herein are sufficient to protect the Tenant from liabilities that might arise out of this Lease for the Tenant, its agents, representatives, employees, contractors or subtenants, and Tenant is free to purchase such additional insurance as may be determined necessary.
A.Minimum Scope and Limits of Insurance. Tenant shall provide coverage at least as broad and with limits of liability not less than those stated below:
(i)Commercial General Liability – Occurrence Form
Policy shall include bodily injury, property damage, hostile fire and contractual liability coverage.

General Aggregate	$5,000,000.00
Products-Completed Operations Aggregate	$5,000,000.00
Personal & Advertising Injury	$5,000,000.00
Each Occurrence	$5,000,000.00

The policy shall be endorsed to include the following additional insured language: “Pinal County shall be named as an additional insured with respect to liability arising out of the use and/or occupancy of the property subject to this Lease.”
(ii)Pollution Legal Liability
Policy shall include coverage for the following:

On-Site and Off- Site Clean-up of new conditions	$5,000,000.00
Third Party Claims for On-Site and Off-Site	$5,000,000.00
BI and PD arising from new conditions	$5,000,000.00
Contractor’s Pollution Liability during Construction	$5,000,000.00

The policy shall be endorsed to include the following additional insured language: “Pinal County shall be named as an additional insured with respect to liability arising out of the use and/or occupancy of the property subject to this Lease.”

(iii)All Risk or Special Form Property Insurance
Policy shall include business interruption and extra expense coverage, and shall cover the full replacement cost of all property, equipment and improvements installed or placed in the Premises by Tenant.
(iv)Worker’s Compensation
Policy with no less than the minimum limits required by law if Tenant employs any employees in Arizona.
(v)Employer’s Liability
Policy with a minimum limit of not less than $1,000,000 per occurrence for Employers’ Liability.
A.Other Insurance Requirements. The policies are to contain, or be endorsed to contain, the following provisions:
(vi)Commercial General Liability
(1)Landlord, its officers, officials, agents and employees are to be named as additional insureds with respect to liability arising out of the use and/or occupancy of the Premises and activities performed by or on behalf of the Tenant; products and completed operations of the Tenant.
(2)The Commercial General Liability Insurance shall include contractual liability coverage.
(3)The Tenant’s insurance coverage shall be primary insurance with respect to Landlord, its officers, officials, agents and employees. Any insurance or self-insurance maintained by Landlord, its officers, officials or employees shall be in excess of the Tenant’s insurance and shall not contribute to it.
(4)The Tenant’s insurance shall apply separately to each insured against whom claim is made or suit is brought, except with respect to the limits of the insurer’s liability.
(5)The policies shall contain a waiver of subrogation against Landlord, its officers, officials, agents and employees for losses arising from Tenant’s operations, occupancy and use of the Premises and/or other actions covered by Tenant’s insurance.
(vii)Worker’s Compensation and Employers’ Liability Coverage. The insurer shall agree to waive all rights of subrogation against Landlord, its officers, officials, agents, employees and volunteers for any and all losses arising from Tenant’s operations, occupancy and use of the Premises and/or other activities or actions covered by Tenant’s insurance.
(viii)Builders Risk Insurance (Course of Construction) and Property Insurance.

(1)This insurance shall be written on an all risk or special form.
(2)All rights of subrogation are hereby waived against Landlord, its officers, officials, agents and employees.
(3)Builders’ Risk Insurance must provide coverage from the time any covered property becomes the Contractor’s responsibility, and continuing without interruption during construction, renovation, or installation, including any time during which the covered property is being transported to the construction installation site, and while on the construction or installation site awaiting installation.
A.Notice of Cancellation. For each insurance policy required by the insurance provisions of this Lease, the Tenant must provide to the Landlord, within ten (10) business days of receipt, a notice if a policy is suspended, voided or cancelled for non-payment, and within thirty (30) days if a policy is being non-renewed or cancelled for any other reason. Such notice shall be sent to Landlord at the address provided herein for the giving of notice. If such notice is delivered by use of electronic mail (email) as permitted herein, it shall also be sent by certified mail, return receipt requested, within two (2) business days thereafter.
B.Acceptability of Insurers. Insurance is to be placed with insurers duly licensed or approved unlicensed companies in the State of Arizona and with a “Best’s” rating of not less than A-:VII. Landlord in no way warrants that the above required minimum insurer rating is sufficient to protect the Tenant from potential insurer insolvency.
C.Verification of Coverage. Tenant shall furnish Landlord with Certificates of Insurance (ACORD form or equivalent) and with evidence of endorsements effecting coverage as required by this Lease. The certificates for each insurance policy are to be signed by a person authorized by that insurer to bind coverage on its behalf. Each insurance policy required by this Lease must be in effect at or prior to commencement of the Term of this Lease and remain in effect for the duration of the Lease; provided, however, that with respect to the coverages described in Section 4.1(A)(ii) (i.e., all coverages identified under Pollution Legal Liability), such coverages need only be in effect prior to the issuance of the first grading permit to Tenant for any development or improvement work on the Premises. Additionally, Tenant shall provide to Landlord any proof of insurance coverage obtained by Tenant from third party contractors or others with respect to the Premises. Tenant has previously provided to Landlord a form of contract with a third party contractor that requires said contractor to maintain certain minimum levels of insurance, and in the event Tenant elects (in its sole discretion) to enter into a different form of construction contract, whether with the same contractor or a different contractor, Tenant shall either contractually require its contractor to maintain the minimum insurance levels required under the original construction contract which Landlord has previously reviewed, or Tenant shall be responsible for obtaining such insurance.
1.1Blanket Insurance. Nothing in this Lease shall prevent Tenant from obtaining insurance of a kind and in the amount provided for under this Section 4 under a blanket insurance policy or policies which cover other properties owned or operated by Tenant as well as the Premises; provided, however, that any such policy of blanket insurance of the kind provided for shall specify therein, or Tenant shall furnish Landlord a written statement from the insurers under such policies specifying, the amount of the total insurance allocated to the Premises, which amount shall be not less than the amount required herein. No blanket policy shall contain any clause that would result in the insured thereunder being required or permitted to carry insurance with respect to the property covered thereby in an amount less than the full insurable value of such property in order to prevent the insured therein named from becoming a co-insurer of any loss with the insurer under such policy.
1.2Risk of Loss. At no time during the Term hereof, will Landlord be required to carry any insurance covering or affecting the Premises, and Tenant assumes the risk of any loss, damage, or claims throughout the Term hereof.
1.3Failure to Maintain Insurance. If Tenant fails or refuses to provide a copy of the renewal insurance certificates, together with evidence of payment of premiums therefor as required herein, Landlord shall have the right, at Landlord’s election, to procure and maintain such insurance. The premiums paid by Landlord shall be due and payable from Tenant to Landlord on the first (1st) day of the month following the date on which the premiums were paid. Landlord shall give prompt notice of the payment of such premiums, stating the amounts paid and the names of the insurer(s) and insured(s).
SECTION 5. TITLE TO IMPROVEMENTS
1.13Title to Improvements. During the Term, title to all Improvements on or to the Premises shall remain the property of Tenant. All of Tenant’s furniture, equipment, trade fixtures, inventory, and other personal property which may be installed or placed in or upon the Premises by Tenant (collectively, “Tenant’s Property”) shall remain the property of the Tenant. Tenant may encumber or create a security interest in or upon Tenant’s Property without the consent of Landlord and may remove Tenant’s Property at any time. Landlord shall provide to Tenant, within a reasonable time from Tenant request therefore, a “Collateral Access Agreement” in form reasonably satisfactory to Tenant’s lender evidencing Landlord’s waiver of any rights it has or may have in Tenant’s Property and affording Tenant’s lender access to Tenant’s Property.
1.14Improvements at Expiration or Termination of Lease. Upon the expiration or earlier termination of this Lease without exercise by Tenant of the Purchase Option, Landlord shall own any then-existing Improvements, and Tenant shall have no further interest in, or responsibility for, the Improvements. In such event, Tenant promptly shall execute a quit claim deed, bill of sale or other instruments (without representation or warranty by Tenant) reasonably requested by Landlord to confirm ownership in and possession of the Improvements by Landlord, provided, however, no such additional instrument or document shall be required to convey ownership of the Improvements to Landlord.
1.15Survival. The provisions of this Section 5 shall survive the expiration or earlier termination of this Lease.
SECTION 6. LANDLORD’S PERFORMANCE FOR TENANT
1.16Cure Rights. If Tenant fails to pay any Imposition or make any other payment required to be made to any third party pursuant to this Lease, Landlord, without being under any obligation to do so and without thereby waiving such default, may make such payment at the expense of Tenant. Bills for all such expenses and disbursements, together with interest at the rate of twelve percent (12%) per annum from the respective dates of the Landlord’s making of each such payment, shall become due and payable as Additional Payments within ten (10) days following Tenant’s receipt of an invoice therefor.
SECTION 7. USES AND MAINTENANCE
1.17Absence of Warranties. Tenant has leased the Premises after a full and complete examination thereof, as well as the title thereto. Tenant accepts the same in the condition or state existing as of the Commencement Date without any representation or warranty, express or implied in fact or by law, by Landlord and without recourse to Landlord, as to the title thereto, the nature, condition, or usability thereof or the use or uses to which the Premises or any part thereof may be put. Landlord shall not be required to furnish any services or facilities or to make any repairs or alterations in or to the Premises or to provide any off-site improvements, such as utilities or paving, or other forms of access to the Premises. Tenant hereby assumes the full and sole responsibility for the condition, construction, operation, repair, demolition, replacement, maintenance, and management of the Premises, including but not limited to the performance of all burdens running with the land.
1.18Permitted Uses. Tenant may use the Premises for any use subject to limitations and restrictions imposed by Applicable Laws, the Development Agreement, this Lease and/or applicable land use restrictions affecting the Premises.
1.19Maintenance, Repairs. During the Term, Tenant shall maintain the Premises, make all repairs thereto, interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen, and shall maintain and keep the adjacent sidewalks, curbs, and landscaping in good and safe order, repair, and condition.
1.20Improvements. Tenant may, without obligation, make such Improvements to the Premises as Tenant may deem appropriate in connection with Tenant’s operations on the Premises which may include, without limitation, site grading work, soil import and export, site and building pad preparation, utility line and facility expansion and other development and construction activities. Tenant shall provide the County notice prior to the commencement of construction of any such Improvements, and Tenant shall obtain any public approvals required for such Improvements as required by Applicable Laws.
1.21Additional Permitted Encumbrances. Landlord agrees, from time to time, to execute and deliver, as owner of the Premises (excluding the Improvements), such utility and right-of-way easements to serve the Premises as Tenant may reasonably request and as are reasonably necessary in the development, use, operation and maintenance of the Premises and the business conducted on the Premises. From and after the Commencement Date, Landlord shall not execute or consent to the recordation of any covenants, restrictions, easements, agreements, and reservations of record encumbering the Premises, other than Permitted Encumbrances and those requested by Tenant under the preceding sentence.
SECTION 8. COMPLIANCE
1.22Tenant Obligations. Tenant shall comply with, at its own expense during the Term hereof, all Applicable Laws; provided, however, that Tenant may, in good faith (and wherever necessary, in the name of, but without expense to and with the prior written permission of, Landlord), contest the validity of any Applicable Laws and, pending the determination of such contest, may postpone compliance therewith, except that Tenant shall not so postpone compliance therewith, as to subject Landlord to the risk of any fine or penalty or to prosecute for a crime, or to cause the Premises or any part thereof to be condemned or to be vacated.
SECTION 9. IMPAIRMENT OF TITLE
1.23No Liens. Tenant shall not create, or suffer to be created or to remain, and shall discharge any mechanic’s, laborer’s, or materialman’s lien that might be or become a lien, encumbrance, or charge upon the Premises or any part thereof or the income therefrom and Tenant will not suffer any other matter or thing arising out of Tenant’s use and occupancy of the Premises whereby the estate, rights, and interests of Landlord in the Premises or any part thereof might be impaired.

1.24Discharge. If any mechanic’s, laborer’s, or materialman’s lien shall at any time be filed against the Premises or any part thereof, Tenant, within thirty (30) days after Tenant receives notice of the filing thereof, shall either: (a) cause such lien to be discharged of record by payment, deposit, bond, order of court of competent jurisdiction or otherwise; or (b) pay such amount as is necessary to satisfy such lien and cooperate with Landlord’s efforts to formally cause same to be discharged of record.
1.25No Agency Intended. The Parties agree that Tenant is not the agent of Landlord for the construction, alteration or repair of any improvement Tenant may construct upon the Premises, the same being done at the sole expense of Tenant.
SECTION 10. ENTRY
1.26Entry. Landlord shall have the right to enter upon the Premises, or any part thereof, for the purpose of ascertaining their condition or whether Tenant is observing and performing the obligations assumed by it under this Lease, provided that such entry does not interfere with Tenant’s business operations and provided that Landlord shall give Tenant at least forty-eight (48) hours written notice prior to any such inspection and the opportunity to have a representative present. Landlord entry shall be subject to Tenant’s reasonable restrictions for safety, security and protection of proprietary and confidential information. Landlord shall have the right to enter upon the Premises, but not any vertical improvements at the Premises, at all reasonable times and with no advance notice in the case of an emergency representing imminent danger to health, safety or welfare; provided that Landlord shall provide prompt notice to Tenant of such emergency entry.
SECTION 11. INDEMNIFICATION
1.27Indemnifications of Landlord.
A.To the extent permitted by law, Tenant shall indemnify and save Landlord harmless from and against any and all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses, including property damage, personal injury and wrongful death and further including, without limitation, reasonable attorneys’ fees and disbursements (collectively “Claims”), which may be imposed upon or incurred by or asserted against Landlord by reason of any of the following occurring during the Term:
(i)construction of any Improvements or any other work or thing done in, on or about the Premises or any part thereof by Tenant or its agents;
(ii)any use, nonuse, possession, occupation, alteration, repair, condition, operation, maintenance or management of the Premises or Improvements or any nuisance made or suffered thereon or any failure by Tenant to keep the Premises or Improvements or any part thereof, in a safe condition;
(iii)the acts of Tenant or any subtenant or any of its or their respective agents, contractors, servants, employees, licensees or invitees;
(iv)any accident, injury, or damage to any person or property occurring in or upon the Premises or any part thereof; or
(v)any failure on the part of Tenant to pay rent or to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease on its part to be performed or complied with and the exercise by Landlord of any remedy provided in this Lease with respect thereto.

1.1Indemnifications of Tenant. To the extent permitted by law, Landlord shall indemnify and save Tenant harmless from and against any and all Claims which may be imposed upon or incurred by or asserted against Tenant by reason of any of the negligence or willful misconduct of Landlord, its agents or employees or a failure to act by the Landlord, its agents or employees.
1.2Provisions Related to Indemnification. The following provisions shall apply to any Party obligated to indemnify (the “Indemnifying Party”) the other Party (the “Indemnified Party”) under this Section 11:
A.The obligations of the Indemnifying Party under this Section 11 shall not in any way be affected by the absence in any case of covering insurance or by the failure or refusal of any insurance carrier to perform any obligation on its part to be performed under insurance policies affecting the Premises.
B.If any claim, action or proceeding is made or brought against the Indemnified Party by reason of any event to which reference is made in this Section, then, upon demand by the Indemnified Party, the Indemnifying Party, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnified Party’s name, if necessary, by the attorneys for the Indemnifying Party’s insurance carrier (if such claim, action or proceeding is covered by insurance), otherwise by such attorneys as the Indemnifying Party retains. Indemnified Party shall approve such attorneys, which approval shall not be unreasonably withheld, conditioned or delayed.
C.The Indemnifying Party’s obligations to indemnify, defend and save an Indemnified Party harmless shall not extend to Claims to the extent caused by the negligence or willful misconduct of the Indemnified Party, its agents or employees.
D.The provisions of this Section 11 shall survive the expiration or earlier termination of this Lease.
SECTION 12. DAMAGE OR DESTRUCTION
1.28Tenant Repair and Restoration. In the event any portion of the Premises is damaged by fire or any other peril, Tenant, at its sole election, either (a) shall promptly commence and proceed diligently with the work of restoring the same, or (b) shall remove the damaged portion of such Improvements together with all rubble and debris related thereto; provided, however, that Tenant shall have the right to thereafter reconstruct the damaged portion of such Improvements at any time during the Term. Portions of the Premises on which Improvements are not reconstructed following a casualty shall be graded to the level of the adjoining property. In any event, (i) if Tenant elects to reconstruct any damage to the Improvements, Tenant shall be entitled to do so in its sole discretion, subject to the provisions of this Lease, and (ii) whether or not Tenant elects to reconstruct any damage to the Improvements, Tenant shall be entitled to receive any and all insurance proceeds payable pursuant to such casualty.
1.29Lease Obligations Continue. In no event shall Tenant be entitled to any abatement, allowance, reduction, or suspension of rent because part or all of the Premises shall be untenantable owing to the partial or total destruction thereof. No such damage or destruction shall affect in any way the obligation of Tenant to pay the Net Rent, Additional Payments, and other charges herein reserved or required to be paid, or release Tenant of or from obligations imposed upon Tenant hereunder.

SECTION 13. CONDEMNATION
1.30Total, Substantial or Unusable Remainder. If at any time during the Term of this Lease (a) title to the whole or substantially all of the Premises shall be taken in condemnation proceedings or by any right of eminent domain or by agreement in lieu of such proceedings, this Lease shall terminate and expire on the date of such taking, and the Net Rent and Additional Payments reserved shall be apportioned and paid to the date of such taking, or (b) title to a substantial portion of the Premises shall be taken in condemnation proceedings or by any right of eminent domain or by agreement in lieu of such proceeding, and the remaining part of the Premises cannot reasonably be used or converted for Tenant’s intended use of the Premises, Tenant may, at its option, terminate this Lease within ninety (90) days after such taking by serving upon Landlord at any time within said ninety (90) day period, a thirty (30) day written notice of Tenant’s election to so terminate accompanied by a certificate of Tenant that the remaining part of the Premises cannot reasonably be used or converted for use by Tenant. In the event of such taking and the termination of this Lease, the award shall be divided as follows: (i) Tenant shall receive from that portion of the award attributable to the value of the Premises (excluding the Improvements) an amount equal to the lesser of (x) the then fair market value of Tenant’s leasehold interest in the Premises (excluding the Improvements) and (y) the award; (ii) Landlord shall receive the remainder, if any, of that portion of the award attributable to the value of the Premises (excluding the Improvements); and (iii) Tenant shall receive that portion of the award attributable to the then fair market value of the Improvements.
1.31Partial Taking-Lease Continues. In the event of any such taking of less than the whole or substantially all of the Premises and, if such taking is not of the character described in Section 13.1 (or if such taking is of such character and the option of Tenant to terminate this Lease is not exercised), the Term of this Lease shall not be reduced or affected in any way, and the award or awards (herein sometimes referred to as “Condemnation Proceeds”) shall be deposited with Landlord for disbursement to Tenant pursuant to this Lease.
A.Restoration. Tenant, shall promptly commence and proceed diligently with the work of restoring the remainder of the Premises to the extent Tenant reasonably believes is required for Tenant’s use following the condemnation event. Such repairs, alterations, or restoration, including such changes and alterations as described in this Section 13.2 and including temporary repairs, or the protection of other property pending the completion of any thereof, are sometimes referred to in this Section as the “Work.”
B.Payment of Condemnation Proceeds. Landlord shall hold, apply, make available and pay over to Tenant the Condemnation Proceeds for payment of the costs of the Work. Upon the completion and payment of the cost of the Work, the remaining balance of the Condemnation Proceeds shall be paid to Landlord (such amount, the “Condemnation Purchase Price Credit”).
C.Reduction of Net Rent. The Net Rent payable for that part of the balance of the Term hereof occurring prior to the termination of the Lease, shall be equitably adjusted based on the remaining square footage of leased Premises. Until the amount of the Net Rent payable under shall have been ascertained, Tenant shall continue to pay to Landlord during the interim period the Net Rent, and Additional Payments as herein provided. If the Net Rent paid during such interim period shall exceed the amount of the Net Rent as thereafter ascertained, within thirty (30) days after the amount of such Net Rent shall have been ascertained, the amount thereof shall be credited by Landlord to Tenant’s next occurring rental payment(s).
1.32Rights of Participation. Each Party shall have the right, at its own expense, to appear in any condemnation proceeding and participate in any and all hearings, trials, and appeals therein.

1.33Notice of Proceeding. In the event Landlord or Tenant shall receive notice of any proposed or pending condemnation proceedings affecting the Premises, the Party receiving such notice shall promptly notify the other Party of the receipt and contents thereof.
SECTION 14. ASSIGNMENT, SUBLETTING, MORTGAGE
1.34Assignments.
A.Tenant shall not assign, mortgage, pledge, encumber or in any manner transfer this Lease or any part thereof, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably, withheld, conditioned or delayed. This covenant shall not apply to the subletting of the Premises, any leasing of any part or parts thereof or of any Improvements, or any leasing of space, all of which shall be permitted without Landlord’s approval or consent. The prohibition shall not be applicable to any assignment to an Affiliate of Tenant. This prohibition shall not be deemed to prevent the granting of easements or permits to facilitate the development of the Premises. The provisions of this Section shall not prohibit the granting of any security interests for development of the Premises as long as the fee title remains unencumbered.
B.Every assignee, whether as assignee or as successor in interest of any assignee of Tenant herein named or as assignee of the Permitted Mortgagee, or as successor in interest of any assignee, including any purchaser of the Lease under a foreclosure of the Permitted Mortgage, shall immediately be and become and remain liable for the payment of Net Rent and Additional Payments, and for the due performance of all the covenants, agreements, terms, and provisions hereof on Tenant’s part to be performed to the end of the Term hereof, except as hereinafter provided in this Section, and every provision of this Lease applicable to Tenant shall apply to and bind every such assignee and purchaser with the same force and effect as though such assignee or purchaser were the Tenant named in this Lease. No transfer to such assignee or to such purchaser shall be binding upon Landlord unless such assignee or purchaser shall deliver to the Landlord a recordable instrument which contains a covenant of assumption by said assignee or purchaser to such effect, but the failure or refusal of such assignee or purchaser to deliver such instrument shall not release or discharge such assignee or purchaser from its obligations and liability as above set forth.
C.Any consent by Landlord herein contained or hereafter given to any act of assignment, shall be held to apply only to the specific transaction hereby or thereby approved. Such consent shall not be construed as a waiver of the duty of Tenant, or its successors or assigns, to obtain Landlord’s consent to any other or subsequent assignment, or as a modification or limitation of the right of Landlord with respect to the foregoing covenant by Tenant.
1.35Subleases. Tenant may sublease portions of the Premises, subject to the rights of Landlord, and neither the consent of Landlord nor the assumption of this Lease shall be required in connection with such renting or subleasing if all of the conditions set forth below are satisfied. Any Sublease shall be subject and subordinate to this Lease and the rights of Landlord hereunder and each such sublease shall provide that, in the event this Lease (or any new lease made pursuant to Section 14.3D) is terminated, the subtenant will attorn to Landlord if Landlord shall accept such attornment upon such termination.
1.36Permitted Mortgages.
A.During the Term, Tenant shall have the ability to obtain and refinance any loans secured by the Permitted Mortgage, but any such loan transactions shall not be secured by liens on Landlord’s fee interest in the Premises. The refinanced loans may be secured by liens on Tenant’s leasehold interest under the Lease and shall be considered Permitted Mortgages if

Landlord receives a written request from Tenant and Permitted Mortgagee to provide such status pursuant to the terms of this Lease. Landlord will enter into an agreement with Permitted Mortgagee acknowledging the applicability of the terms relating to Permitted Mortgages and Permitted Mortgagee, including the terms of Section 14.1B. During the Term, Tenant is responsible for notifying Landlord of any change in the identity of a Permitted Mortgagee.
B.So long as the Permitted Mortgage shall remain a lien on Tenant’s leasehold estate hereunder and Landlord has received a written request to provide the notification required by the terms of this Lease, Landlord agrees, simultaneously with the giving of any notice required by Section 15 to Tenant (i) of default, or (ii) of a termination hereof, to give duplicate copies thereof or of any process in any action or proceeding brought to terminate or to otherwise in any way affect this Lease, to the Permitted Mortgagee, and no such notice to Tenant or process shall be effective unless a copy of such notice is given to the Permitted Mortgagee in the manner herein provided. Concurrently with Tenant, the Permitted Mortgagee will have the same period after receipt of the aforesaid notice by Tenant to remedy the default or cause the same to be remedied, and Landlord agrees to accept such performance on the part of the Permitted Mortgagee as though the same had been done or performed by Tenant.
C.Landlord will take no action to effect a termination of this Lease by reasons of any default without first giving a reasonable time (which time may run concurrently with any applicable Tenant notice and cure periods) within which either (i) to obtain possession of the Premises (including possession by a receiver) and thereafter to cure such default if the default is one that can be cured with the exercise of reasonable diligence by the Permitted Mortgagee, or (ii) to institute foreclosure proceedings and to complete such foreclosure, or otherwise to acquire Tenant’s interest under this Lease with diligence and without unreasonable delay in the case of a default which cannot be cured with the exercise of reasonable diligence by the Permitted Mortgagee. The Permitted Mortgagee shall not be required to continue such foreclosure proceedings if the default shall be cured by Tenant; provided, further, that nothing herein shall preclude Landlord from exercising any rights or remedies under this Lease with respect to any other default by Tenant during any period of such forbearance.
D.If this Lease is terminated prior to its stated expiration date, Landlord agrees that it will give the Permitted Mortgagee notice of such termination and will enter into a new lease of the Premises with the Permitted Mortgagee or, at the request of the Permitted Mortgagee, with Permitted Mortgagee’s assignee, designee, or nominee for the remainder of the Term effective as of the date of such termination, upon the same covenants, agreements, terms, provisions, and limitations herein contained, provided: (i) the Permitted Mortgagee makes written request upon Landlord for such new lease within thirty (30) days after the Landlord’s giving notice of termination and such written request is accompanied by payment to Landlord of all amounts then due to Landlord of which Landlord shall have given the Permitted Mortgagee notice, and (ii) the Permitted Mortgagee pays or causes to be paid to Landlord at the time of the execution and delivery of such new lease any and all additional sums which would at the time of the execution and delivery thereof be due under this Lease but for such termination and pays or causes to be paid any and all expenses, including reasonable attorney’s fees, court costs, and costs and disbursements incurred by Landlord in connection with any such termination and in connection with the execution and delivery of such new lease, less the net income from the Premises collected by Landlord subsequent to the date of the termination of this Lease and prior to the execution and delivery of such new lease. The provisions of this Section shall survive the termination of this Lease and shall continue in full force and effect thereafter to the same extent as if this Section were a separate and independent contract among Landlord, Tenant, and Permitted Mortgagee.

SECTION 15. DEFAULT BY TENANT
1.37Events of Default. The happening of any one of the following events (each, an “Event of Default”) shall be considered a material breach and default by Tenant under this Lease:
E.Monetary Default. If default shall be made in the due and punctual payment of any Net Rent or Additional Payments (including, without limitation, any Purchase Price Prepayment Amount) within ninety (90) days after delivery of written notice specifying such default (“First Notice”) to Tenant (a “Monetary Default”); or
F.Non-Monetary Default. If default shall be made by Tenant in the performance of or compliance with any of the covenants, agreements, terms, limitations, or conditions hereof other than those referred to in the foregoing subsection (A), and such default shall continue for a period of one hundred eighty (180) days after delivery of First Notice to Tenant, provided, that if Tenant proceeds with due diligence during such one hundred eighty (180) period to substantially cure such default and is unable by reason of the nature of the work involved, Tenant’s time to do so shall be extended by the time reasonably necessary to cure the same; or
G.Bankruptcy, Voluntary. If Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state, or other statute, law or regulation, or if Tenant shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall make any general assignment for the benefit of creditors; or
H.Bankruptcy, Involuntary. If a petition shall be filed against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state, or other statue, law or regulation, and shall remain undismissed or unstayed for one hundred eighty (180) days, or if any trustee, receiver or liquidator of Tenant, or of all or substantial part of its properties, shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated and unstayed for one hundred eighty (180) days.
1.38Notice and Termination for Monetary Default. Upon the occurrence of one or more Monetary Default(s), Landlord at any time thereafter, but not after such default is cured, may give written notice (“Second Notice”) to Tenant specifying such Event(s) of Default and stating that this Lease and the Term hereby demised shall expire and terminate on the date specified in such notice, which shall be at least thirty (30) days after the giving of such Second Notice, subject to the provisions of Section 15.4, this Lease and the Term hereby demised and all rights of Tenant under this Lease shall expire and terminate as though such date were the date originally set forth herein for the termination hereof. Landlord shall have no right to terminate on account of any default that is not a Monetary Default.
1.39No Implied Waivers. No failure by Landlord to insist upon the strict performance of any covenant, agreement, term or condition hereof or to exercise any right or remedy consequent upon a breach hereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No covenant, agreement, term or condition hereof to be performed or complied with by Landlord or Tenant, and no breach thereof, shall be waived, altered or modified, except by a written instrument executed by the party to be charged therewith. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term, limitation and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach hereof.
1.40Remedies Cumulative; Limitation on Damages. In the event of any breach by Tenant of any of the covenants, agreements, terms or conditions hereof, Landlord, in addition to any and all other rights, shall be entitled to enjoin such breach and shall have the right to invoke any right and remedy allowed at law or in equity or by statute or otherwise for such breach. In the event of Tenant’s failure to pay Net Rent or Additional Payments (including, without limitation, any Purchase Price Prepayment Amount) on the date when due, Tenant shall pay Landlord interest on any such overdue payments and associated late charges at the rate of twelve percent (12%) per annum, but in no event an amount greater than permitted under Applicable Laws, but this shall in no way limit any claim for damages for Landlord for any breach or default by Tenant. Notwithstanding the foregoing, the Parties agree that Landlord’s right to terminate the Lease following a breach shall be limited to Monetary Defaults as set forth in Section 15.2.
SECTION 16. DEFAULT BY LANDLORD
1.41Limitations of Landlord’s Liability. The term “Landlord,” as used herein, so far as Landlord’s covenants and agreements hereunder are concerned, shall be limited to mean and include only the owner of the fee title to the Premises. In the event of any breach by Landlord of any of the covenants, agreements, terms, or conditions hereof, Tenant, in addition to any and all other rights, shall be entitled to enjoin such breach and shall have the right to invoke any right and remedy allowed at law or in equity or by statute or otherwise for such breach.
SECTION 17. UNENFORCEABLE TERMS
1.42Provisions Severable. If any term or provision hereof or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision hereof shall be valid and be enforced to the fullest extent permitted by law.
SECTION 18. NOTICES
1.43Notices. Except as otherwise required by law, any notice, demand or other communication given hereunder shall be in writing and shall be deemed to have been given, received and become effective: (a) if given by personal delivery, on the date of personal delivery; (b) if delivered by any nationally recognized express or overnight delivery service (e.g., FedEx or UPS), on the next business day if designated for next day delivery; (c) if sent by electronic mail (email), on the date of delivery, provided that notice shall also be delivered within two (2) business days by another method permitted under this Section; or (d) if mailed to the party by certified mail, postage prepaid, return receipt requested, on the date that is three (3) days after deposit in the mail. Notices shall be addressed as follows:
Landlord:    Pinal County
135 N. Pinal Street
Administrative Complex
PO Box 827
Florence, Arizona 85132
Attention: County Manager
Email: leo.lew@pinal.gov

with a copy to:    Pinal County
135 N. Pinal Street
Administrative Complex
PO Box 827
Florence, Arizona 85132
Attention: County Attorney
Email: pinalcountyattorney@pinal.gov
Tenant:    Lucid USA, Inc.
317 S. Thornton Road
    Casa Grande, AZ 85193
    Attention: Jeffrey Conner and Ted Klaassen
    Email: jeffreyconner@lucidmotors.com; and TedKlaassen@lucidmotors.com
with a copy to:    Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren
Phoenix, AZ 85004-2202
Attention: Brett Rufer
Fax No.: 602-382-6332
Email: brufer@swlaw.com
Each Party may by notice in writing change its address for the purpose of this Lease, which address shall thereafter be used in place of the former address. Notwithstanding the foregoing, no payment shall be deemed to be made until actually received in good and available funds by the intended payee.
SECTION 19. QUIET ENJOYMENT
1.44Quiet Enjoyment. Subject to all of the conditions, terms, and provisions contained in this Lease, Landlord covenants that Tenant shall quietly have and enjoy the Premises during the Term hereof, without hindrance or molestation by Landlord.
SECTION 20. ESTOPPEL
1.45Estoppel Certificates. Landlord or Tenant may request, a certificate evidencing whether or not: (A) the Lease is in full force and effect along with the amount and current status of the Net Rent and Additional Payments due hereunder; (B) the Lease has been modified or amended in any respect or describing such modifications or amendments, if any; and (C) there are any existing defaults thereunder to the knowledge of the Party executing the certificate, and specifying the nature of such defaults, if any. The Party from whom an estoppel certificate is being sought shall respond to the requesting Party within thirty (30) days.
SECTION 21. CONSENTS
1.46No Unreasonable Withholding. Wherever in this Lease the consent or approval of either Party is required, such consent or approval shall not be unreasonably withheld, conditioned or delayed, except where otherwise specifically provided.
SECTION 22. LIMITATION OF LIABILITY
1.47Landlord. No Pinal County Supervisor or Landlord official representative, agent, attorney or employee shall be personally liable to Tenant, in the event of any default or breach by

Landlord or for any amount which may become due to Tenant, or with respect to any obligation of Landlord.
1.48Tenant. The liability of Tenant under this Lease shall be limited solely to the Tenant’s interest in the Premises and Improvements and shall not extend to or be enforceable against: (i) the individual assets of any of the individuals or entities who are shareholders, members, managers, constituent partners, officers or directors of the general partners, managers or members of Tenant; or (ii) the officers, shareholders, members or managers or constituent partners of Tenant.
SECTION 23. MISCELLANEOUS
1.49Development Agreement. This Lease is subject to the provisions of, and is made pursuant to, the Development Agreement.
1.50Right of Cancellation. All Parties hereto acknowledge that this agreement is subject to cancellation by Landlord pursuant to the provisions of A.R.S. § 38-511.
1.51Choice of Law. This Lease shall be construed and enforced in accordance with the laws of the State of Arizona.
1.52Memorandum. Tenant agrees to execute the form of memorandum of this Lease in substantially the form attached hereto as Exhibit G, and Landlord agrees to record the memorandum in the Office of the County Recorder, Pinal County, Arizona.
1.53Entire Agreement. This Lease, its exhibits and the Development Agreement contain the entire agreement between Landlord and Tenant concerning the rental of and development of the Premises, and any executory agreement hereafter made between Landlord and Tenant shall be ineffective to change, modify, waive, release, discharge, terminate, or effect an abandonment of this Lease, in whole or in part, unless such executory agreement is in writing and signed by the Party against whom enforcement of the change, modification, waiver, release, discharge, termination, or the effect of the abandonment is sought.
1.54Captions. The captions of Sections in this Lease are inserted only as a convenience and for reference and they in no way define, limit, or describe the scope of this Lease or the intent of any provision thereof. References to Section numbers are to those in this Lease unless otherwise noted.
1.55Singular and Plural, Gender. If two or more persons, firms, corporations, or other entities constitute either the Landlord or the Tenant, the word “Landlord” or the word “Tenant” shall be construed as if it reads “Landlords” or “Tenants” and the pronouns “it,” “he,” and “him” appearing herein shall be construed to be the singular or plural, masculine, feminine, or neuter gender as the context in which it is used shall require.
1.56Exhibits and Incorporation. The following exhibits, which are attached hereto or are in the possession of the Landlord and Tenant, are incorporated herein by reference as though fully set forth:
Exhibit “A”    Legal Description
Exhibit “B”    Intentionally Omitted
Exhibit “C”    Permitted Encumbrances
Exhibit “D”    Intentionally Omitted
Exhibit “E”    Escrow Agreement

Exhibit “F”    Intentionally Omitted
Exhibit “G”    Memorandum of Lease
Exhibit “H”    Special Warranty Deed

1.57Time of Essence. Time is of the essence in the performance of each and every provision of this Lease.
1.58Unavoidable Delay; Extension of Time of Performance. In addition to specific provisions of this Lease, performance by any Party hereunder shall not be deemed to be in default where delays or defaults are due to any Force Majeure Event. Performance by Tenant shall not be deemed in default where delays are defaults are due to delays in granting of governmental approvals contemplated by the Development Agreement or this Lease. An extension of time for any such cause shall be one day for each day during the continuance of any Force Majeure Event. Each of Landlord and Tenant shall inform the other of the occurrence of a Force Majeure Event where an extension of time is claimed. In addition to automatic extensions for Force Majeure Events, Landlord may extend time for performance for up to a total of sixty (60) days upon good faith showing by Tenant of the need for such extension. “Force Majeure Event” means any event which prohibits or materially interferes with, delays or alters the performance of the applicable duty under this Lease, including, but not limited to the following: strikes or lockouts; unanticipated shortages of material or labor (excluding those caused by lack of funds); acts of the public enemy; confiscation or seizure by any government or public authority; injunction, restraining order or other court order or decree, initiative or referendum action; wars or war-like action (whether actual and pending or expected, and whether de jure or de facto); blockades; insurrections; riots; civil disturbances; pandemic; and acts of God; but excluding delays caused by lack of funds. The provisions of this Section shall not apply to nor operate to excuse Tenant from the payment of Net Rent or any other payments to be made in accordance with the terms of this Lease.
1.59No Boycott of Israel. As required by A.R.S. § 35-393.01, Tenant is not engaged in a boycott of Israel as of the Effective Date, and will not engage in a boycott of Israel during the Term.
SECTION 24. OPTION TO PURCHASE
1.60Option to Purchase. Landlord hereby grants to Tenant the exclusive option to purchase the Premises (“Purchase Option”), according to the terms and conditions hereinafter set forth.
1.61Option Period. The Purchase Option granted herein shall become effective as of the Commencement Date, and Tenant shall have the right to exercise the Purchase Option hereunder by delivering written notice of exercise (the “Option Notice”) to Landlord at any time prior to the expiration of the Term of the Lease (“Option Period”). If Tenant has not delivered the Option Notice on or before the one hundred eightieth (180th) day prior to the expiration of the Term of the Lease, Landlord shall deliver notice to Tenant stating that Landlord has not received the Option Notice. Tenant’s Option Notice shall set forth a date for conveyance of the Premises pursuant to the Option (the “Closing”), which date shall be no later than the last day of the Term and coincide with a contemplated defeasance date for the Bonds.
1.62Conveyance of Premises.
A.Purchase Price.
(i)Landlord and Tenant acknowledge that (i) a portion of the proceeds from the issuance of Landlord’s Pledged Revenue Obligations, Series 2022 (the

“Bonds”) will be used by Landlord to acquire the Initial Premises and to pay for Approved Landlord Costs and (ii) Net Rent payments under this Lease may be less than the aggregate amount of payments due to the holders of the Bonds during the Term. If the Net Rent payments under this Lease are less than the amount required to be paid under the Bonds, the difference is referred to herein as the “Purchase Price Prepayment Amount.”
(ii)The “Purchase Price” for the Premises shall be calculated as the Applicable Bond Retirement Amount, plus the Rent Shortfall, plus the Accrued Net Rent, less any Condemnation Purchase Price Credit, less any Reserve Credit. For purposes of this calculation:
(1)“Accrued Net Rent” means the Net Rent accrued, but not paid as of the Closing.
(2)“Applicable Bond Retirement Amount” means the product of (a) the Applicable Percentage multiplied by (b) the Bond Retirement Amount.
(3)“Applicable Percentage” means a percentage determined by dividing (a) the portion of the proceeds of the Bonds used to acquire the Initial Premises and pay Approved Landlord Costs by (b) total proceeds of the Bonds.
(4)“Approved Landlord Costs” means Landlord’s reasonable and actual costs and expenses related to the transactions contemplated in this Lease and the Development Agreement, including: (a) any debt service reserve fund for the Bonds; (b) costs for updating any ALTA land survey, Phase I environmental report and appraisal, all to the extent previously requested by Tenant; and (c) one-half (1/2) of the costs incurred by Landlord to engage outside counsel with respect to the transactions contemplated in this Lease and the Development Agreement, provided, however, that in any case such amount shall be capped at $20,000.
(5)“Bond Retirement Amount” means the sum of all actual costs and expenses of whatever type or kind incurred by Landlord relating to defeasance or retirement of the Bonds.
(6)“Bond Servicing Costs” mean the product of (a) the Applicable Percentage multiplied by (b) actual out-of-pocket costs paid by Landlord as debt service on the Bonds prior to Closing.
(7)“Condemnation Purchase Price Credit” shall be as defined in Section 13.2B.
(8)“Reserve Credit” means the amount of any reserves or other funds held for the benefit of Landlord or the issuer of the Bonds and not yet credited as of Closing, including, without limitation, any debt service reserve fund included in Approved Landlord Costs.
(9)“Rent Shortfall” means the Bond Servicing Costs less Net Rent paid under the Lease prior to Closing.
A.Landlord’s Calculation. Promptly following delivery of the Option Notice, Landlord shall deliver notice to Tenant setting forth Landlord’s calculation of the Purchase Price

(“Landlord’s Calculation”), together with reasonable evidence of the Applicable Bond Retirement Amount, Applicable Percentage, Approved Landlord Costs, Bond Retirement Amount, Bond Servicing Costs, current Rent Shortfall and any Condemnation Purchase Price Credit.
B.Calculation of Purchase Price. If Tenant objects to Landlord’s Calculation, Landlord and Tenant shall confer to determine the Purchase Price on or prior to Closing. If Landlord and Tenant are unable to agree upon the Purchase Price calculation prior to Closing, the Purchase Price shall be deemed to be as set forth in Landlord’s Calculation; provided that the Purchase Price may be reconciled post-Closing based on the documented Applicable Bond Retirement Amount, Applicable Percentage, Approved Landlord Costs, Bond Retirement Amount, Bond Servicing Costs, Rent Shortfall and any Condemnation Purchase Price Credit.
C.Accounting. Landlord agrees to maintain books and records for the components of the Purchase Price for two (2) years following the Closing. Tenant, or Tenant’s designee, at its sole cost and expense, upon prior written notice and during regular business hours at a time and place reasonably designated by Landlord (which may be the location where Landlord maintains the applicable records), may inspect Landlord’s records relating to the Purchase Price.
D.Survival. The rights and obligations for reconciliation of the Purchase Price shall survive Closing and the expiration or earlier termination of this Lease for a period of two (2) years following the Closing.
E.Conveyance of Title and Delivery of Possession. Landlord and Tenant agree to perform all acts and execute all documents necessary for conveyance in sufficient time for the Premises and Improvements thereon (including all of Landlord’s interest in this Lease) to be conveyed to Tenant, or Tenant’s designee, within ninety (90) days after delivery of the Option Notice, but in no event later than the expiration of the Term. Landlord’s entire interest in the Premises (including any rights or claims with respect to any pending condemnation and any rights or claims with respect to property insurance proceeds) shall be conveyed by special warranty deed, in the form attached hereto as Exhibit H (the “Special Warranty Deed”). The Premises shall be conveyed subject only to the Permitted Encumbrances and any additional encumbrances permitted pursuant to Sections 1.2 or 7.5. Any monetary liens or encumbrances related to the Bonds shall be released at conveyance. Otherwise, the Premises shall be conveyed in an “as is” condition, with no warranty, express or implied, by Landlord as to the physical condition of the soil, its geology, the condition of the improvements, or the presence of faults, Hazardous Substances or other substances unknown to Landlord. All expenses in connection with conveyance of the Premises to Tenant, or Tenant’s designee, including, but not limited to, title insurance, recordation and notary fees and all other Closing costs, shall be paid by Tenant. Possession shall be delivered to Tenant concurrently with the conveyance of title.
SECTION 25. COMPLIANCE WITH ENVIRONMENTAL LAWS
1.63Restrictions on Tenant. Tenant will not dispose of, generate, manufacture, process, produce, release, store, transport, treat, or use, nor will it permit the disposal, generation, manufacture, presence, processing, production, release, storage, transportation, treatment, or use of Hazardous Substances on, under, or about the Premises in violation of Environmental Laws. In that connection, Tenant agrees that Tenant will comply and require all of its agents, employees, and contractors to (a) comply with all Environmental Laws; (b) obtain and maintain or cause to be obtained and maintained all permits, licenses, and approvals required under Environmental Laws or otherwise relating to Hazardous Substances; and (c) comply with all conditions and requirements of such permits, licenses, and approvals.

1.64Tenant’s Business Operations. Landlord acknowledges that it is not the intent of this Section 25 to prohibit Tenant from operating its business at the Premises for Tenant’s intended use, so long as the use or presence of Hazardous Substances is strictly and properly monitored according to all Environmental Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Substances in connection with its business, Tenant agrees to develop emergency response/evacuation procedures in accordance with all applicable federal, state and local requirements. In connection with any Hazardous Substances utilized by Tenant on the Premises, Tenant shall be responsible, at its sole cost and expense, for making any necessary modifications or improvements either to the Premises or Tenant’s equipment as required by Environmental Laws.
1.65Indemnification by Tenant. Tenant shall indemnify, defend and hold harmless, on demand, Landlord, each Pinal County Supervisor and each Landlord official representative, agent, attorney or employee for, from and against any and all Claims and administrative orders, consent decrees or agreements, legal and investigation fees or costs, arising from or related to:
A.The violation of any Environmental Law by Tenant or its affiliated entities, agents, employees, invitees, contractors, visitors, subtenants or licensees;
B.The presence, use, generation, storage or release of Hazardous Substances occurring during the Term caused or resulting from the acts of any Tenant or its owners or affiliated entities, agents, employees, invitees, contractors, visitors, subtenants or licensees; or
C.The breach by Tenant of any of its obligations under this Section 25.
Without limiting the foregoing, this indemnification shall include any and all costs incurred in connection with any investigations of all or any portion of the Premises or any cleanup, removal, repair, remediation, detoxification or restoration and the preparation of any closure or other plans required under Applicable Laws. Tenant’s indemnification and defense obligations shall not extend to (a) the violation of any Environmental Law by parties other than Tenant and its affiliated entities, agents, employees, invitees, contractors, visitors, subtenants or licensees, or (b) the presence, use, generation, storage, or release of Hazardous Substances in, on, under, or above the Premises prior to the Effective Date.
1.66Survival. Tenant’s indemnifications and obligations under this Section 25 shall survive the expiration or termination of this Lease as to events occurring or liability arising prior to the termination of this Lease.
[SIGNATURES FOLLOW ON NEXT TWO PAGES]

LANDLORD:
PINAL COUNTY,
an Arizona political subdivision
By: /s/ Leo Lew_________________
Name: Leo Lew
Its: County Manager
ATTEST:
/s/ Natasha Kennedy

COUNTY CLERK
APPROVED AS TO FORM:
/s/ Christopher Keller

PINAL COUNTY ATTORNEY
STATE OF ARIZONA    )
    ) ss.
County of Pinal    )
The foregoing was acknowledged before me this 6th day of July, 2022, by Leo Lew, the County Manager of Pinal County, an Arizona political subdivision, on behalf thereof.
/s/ Tanya Martinez
Signature Page - Lease

My Commission Expires:	Notary Public
October 1, 2024
My Commission Expires:
October 1, 2024

Signature Page - Lease

TENANT:
LUCID USA, INC.,
a Delaware corporation
By: /s/ Sherry House__________
Name: Sherry House
Its: Chief Financial Officer
STATE OF ARIZONA    )
    ) ss.
County of Pinal    )
The foregoing was acknowledged before me this _4_ day of August, 2022, by Sherry House, the Chief Financial Officer of LUCID USA, INC., a Delaware corporation, on behalf of the corporation.
/s/ Adrienne Elene Cox

/s/ Adrienne Elene Cox
Notary Public
My Commission Expires:
February 10, 2026

Signature Page - Lease